Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com

April 28, 2017

Avery Dennison Corporation

207 Goode Avenue

Glendale, California 91203

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Avery Dennison Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, covering 5,400,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2017 Incentive Award Plan (the “Plan”).

This Opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation dated April 28, 2011 and as in effect on the date hereof, the Company’s Amended and Restated Bylaws effective as of October 22, 2015 and as in effect on the date hereof (the “Bylaws”), the proceedings taken by the Company with respect to the authorization and adoption of the Plan, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also assumed that the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law and the Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) shares of the Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to either the Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the

April 28, 2017

agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares, or the Registration Statement.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP